UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
July 17, 2012

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts	1-4347	06-0513860
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities.

On July 23, 2012, Rogers Corporation (the “Company”) filed a Current Report on Form 8-K under Item 2.05 (the “Original Filing”), disclosing its commitment, in connection with its continuing efforts to be more responsive to customers, to a plan to move the final inspection operations of its indirect wholly owned subsidiary Curamik Electronics GmbH (“Curamik”) from Curamik’s manufacturing site in Eschenbach, Germany to Hungary.  At the time of the Original Filing, the Company was not able to reasonably estimate the expenses and charges related to the move.  The Original Filing is hereby amended to provide that information.

The expenses and charges related to moving final inspection operations to Hungary are estimated to be approximately $4.8 million, comprised primarily of $3.8 million of severance charges related to the separation from employment of approximately 67 employees at the Eschenbach facility, as well as approximately $1.0 million of start-up costs associated with the move.  The Company expects to recognize approximately $4.0 million of these charges in the fourth quarter of 2012 with the remaining charges recognized as incurred during 2013.  The Company expects that the payback period on this investment will be approximately 2.5 years based on current depressed demand levels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

	By:	/s/ Dennis M. Loughran
Dennis M. Loughran
Vice President, Finance and Chief Financial Officer

Date: December 21, 2012